                                                                    EXHIBIT 14.1

                                [CONNETICS LOGO]

                              CONNETICS CORPORATION

                   CODE OF PROFESSIONAL CONDUCT FOR EMPLOYEES

                                DATE: 12 FEB 2004

  THIS CODE DOES NOT ALTER THE TERMS AND CONDITIONS OF YOUR EMPLOYMENT. RATHER, IT HELPS EACH OF US TO KNOW WHAT IS EXPECTED OF US TO MAKE SURE WE ALWAYS ACT
    WITH INTEGRITY. THE MOST CURRENT VERSION OF THE CODE CAN BE FOUND ON THE
                                CONNETICS JUNGLE.

                                        1
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                               Inside Front Cover

                              REMEMBER THESE RULES

(1)      Know the legal and company standards that apply to your job.

(2)      Follow these standards - always.

(3)      Ask if you are ever unsure what's the right thing to do.

(4)      Keep asking until you get the answer.

                         INTEGRITY: DOING WHAT IS RIGHT

Ask Before Acting:

-        Is it legal?

-        Does it follow company policy?

-        Is it right?

- How would it look to those outside the company? For example, how would it look to our customers, the people in the communities where we work, and the general public?

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                              [LETTER TO EMPLOYEES]

We are proud of our strong commitment to the highest ethical standards in the conduct of our business. We are focused on complying with the law and acting with integrity at all times.

To reinforce our commitment to compliance and integrity, we have prepared this Code of Professional Conduct for Employees ("Code" or "Code of Conduct") to create a consistent compliance and integrity framework. Our Code of Conduct reaffirms but also strengthens the basic requirements for our business and the behavior expected of each employee. We have developed our Code of Conduct to ensure that we act with integrity and respect the trust placed in us by our customers, fellow employees, stockholders, regulatory agencies, supply chain partners, and the community where we live and work.

We ask that you read this Code carefully and understand the fundamental principle of how we conduct business: Nothing is more important than our commitment to integrity -- no financial objective, no marketing target, no effort to outdo the competition. No desire to please the boss outweighs that core commitment. Our commitment to integrity must always come first.

We believe Connetics has a reputation of operating its business with integrity. To protect and enhance this reputation we have worked so hard to earn, we must continue to work together on a daily basis in a manner that is consistent with our values. The way we treat each other and how we conduct our business is a responsibility we all share.

Sincerely,

/s/ Thomas G. Wiggans
-------------------------------------
Thomas G. Wiggans
President and Chief Executive Officer

/s/ G. Kirk Raab
----------------------------------
G. Kirk Raab
Chairman of the Board of Directors

                                       iii
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                                TABLE OF CONTENTS

WHAT YOU SHOULD KNOW ABOUT THE CODE OF CONDUCT                                         1
----------------------------------------------------------------------------------------
         -        What is the Code For?

         -        Who Should Follow this Code?

         -        Your Personal Commitment to do the Right Thing

         -        What About Those Who Supervise Others?

         -        Does the Code Explain All the Standards I Need to Know?

         -        Is There Ever a Time Someone Doesn't Have to Follow the Code?

ASKING QUESTIONS AND RAISING CONCERNS                                                  2
----------------------------------------------------------------------------------------
         -        Your Duty to Speak Up

WHERE TO GO FOR HELP                                                                   3
----------------------------------------------------------------------------------------
         -        Whom Should I Contact for Help?

         -        Reporting Hotline

         -        What Happens when I call the Reporting Hotline?

         -        We Will Not Tolerate Retaliation

         -        Can I Call Anonymously?

         -        We Take Compliance Seriously

CONNETICS COMPLIANCE PROGRAM - WHAT DOES IT DO?                                        4
----------------------------------------------------------------------------------------
         -        Compliance Structure

WORK ENVIRONMENT                                                                       5
----------------------------------------------------------------------------------------
         -        Our Goal

         -        Equal Employment Opportunity and Diversity

         -        Harassment-Free Work Environment

         -        Health, Safety and Security of Employees

         -        Employee Confidentiality

         -        Drugs and Alcohol in the Workplace

         -        Solicitation

COMPANY INFORMATION, RESOURCES AND FINANCIAL DISCLOSURE                                8
----------------------------------------------------------------------------------------
         -        Our Goal

         -        Accurate Books and Records, and Financial Disclosure

         -        Company Time

         -        Company Property and Resources

         -        Proprietary Information

         -        Corporate Opportunities

         -        Computer Use and Network Security

         -        Company Funds

         -        Insider Trading

         -        Investor Relations

         -        Media

         -        Records Management

         -        Research Integrity

         -        Unsolicited Ideas

CONFLICTS OF INTEREST, GIFTS AND ENTERTAINMENT                                        15
----------------------------------------------------------------------------------------
         -        Our Goal

         -        Conflicts of Interest

         -        Receiving Gifts and Entertainment

                                       iv
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
         -        Offering Gifts and Entertainment

CONDUCTING BUSINESS                                                                   21
----------------------------------------------------------------------------------------
         -        Our Goal

         -        Auditing and Accounting Complaints

         -        Antitrust Laws

         -        Information about Competitors

         -        Trade Restrictions, Export Controls and Boycott Laws

         -        Customs

         -        The Government as Our Customer

         -        International Bribery and Corruption

         -        Confidential Information, Intellectual Property and Copyright

         -        Unfair Business Practices

DEALING WITH HEALTHCARE PROFESSIONALS                                                 28
----------------------------------------------------------------------------------------
         -        Our Goal

         -        Interactions with Healthcare Professionals

DEALING WITH CONSUMERS                                                                29
----------------------------------------------------------------------------------------
         -        Our Goal

         -        Product Quality

         -        Advertising and Promotion of Products

         -        Privacy of Customer and Consumer Information

OUR COMMUNITY AND SOCIETY                                                             30
----------------------------------------------------------------------------------------
         -        Our Goal

         -        Environmental Compliance

         -        Political Activity

         -        Government Inquiries or Investigations

         -        Disclosure of Sponsorship/Attribution

EMPLOYEE ACKNOWLEDGMENT                                                               32
----------------------------------------------------------------------------------------
CONNETICS CONTACT LIST
----------------------------------------------------------------------------------------

                 WHAT YOU SHOULD KNOW ABOUT THE CODE OF CONDUCT

WHAT IS THE CODE FOR?

Connetics is firmly committed to conducting business according to the highest levels of corporate and personal integrity. It hires people with the highest levels of personal integrity and it strives to develop and maintain a culture where high integrity is a key company value. Connetics is also committed to conducting business in compliance with the letter and spirit of the law and other accepted standards of business conduct reflected in corporate policies.

Laws and standards for business conduct are more demanding than ever. Failing to meet these standards could expose Connetics to very serious harm. Moreover: it is wrong.

Integrity means living up to the standards - our culture, our own company policies, and laws - that we commit to. Nothing is more important at Connetics.

The Code of Conduct provides an introduction to important laws and policies that everyone working for Connetics must follow. The Code is designed to help each of us:

         - Understand and follow the basic compliance rules that apply to our job; and

         -        Know when and where to ask for advice.

The Code is not entirely new. It organizes, summarizes and updates, into one convenient guide, policies that have been in place at Connetics for years. Moreover, it is Connetics' expectation that the Code is an accurate description of the everyday values and behavior of our employees, values and behavior that should demonstrate the highest levels of integrity and ethics. As explained below, it is a starting point - other corporate policies supplement the Code and may apply to your job.

WHO SHOULD FOLLOW THIS CODE?

All employees and officers of Connetics must adhere to the standards contained in this Code and should consult the Code for guidance when acting on behalf of Connetics. Further, employees who work with our corporate partners, or who engage vendors, consultants and temporaries must monitor their work for Connetics, so that they act in a manner consistent with the principles in the Code. Those dealing with corporate partners, vendors, consultants or temporaries should contact their supervisor or the Legal Department for guidance.

YOUR PERSONAL COMMITMENT TO DO THE RIGHT THING

This Code represents a commitment to doing what is right. By working for Connetics, you are agreeing to uphold this commitment. Understand the standards of the Code and the policies that apply to your job - and always follow them. Those who fail to follow these standards put themselves, their co-workers and Connetics at risk. They are also subject to disciplinary action up to and including termination. At the same time, attempts to use the Code to libel, slander, or otherwise harm another individual through false accusations, malicious rumors, or other irresponsible actions are prohibited.

WHAT ABOUT THOSE WHO SUPERVISE OTHERS?

Those who supervise others have additional responsibilities under the Code to:

         -        Set an example - show what it means to act with integrity.

         - Ensure that those they supervise have adequate knowledge and resources to follow the Code's standards.

         -        Monitor compliance of the people they supervise.

         - Enforce the standards of this Code and all other related company standards.

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         -        Support employees who in good faith raise questions or
                  concerns about compliance and integrity. This means there should never be any form of retaliation against an employee who raises such questions or concerns; and

         - Report instances of noncompliance to the proper management level.

DOES THE CODE EXPLAIN ALL THE STANDARDS I NEED TO KNOW?

The Code is the cornerstone of our commitment to integrity. But the Code is not intended to describe every law or policy that may apply to you. Make sure you know the rules that apply to you.

To learn more about the laws, policies and procedures that apply to you, see the additional resources identified throughout the Code with the [I LOGO] symbol, ask your manager, or contact the Compliance Officer.

Our Code of Professional Conduct is supplemented by the following policies and codes:

         - Code of Professional Conduct for Chief Executive Officer and Senior Finance Officers

         -        Employee Handbook

         -        Insider Trading Policy

         -        Health and Safety Manual

         -        Standard Operating Procedures

IS THERE EVER A TIME SOMEONE DOESN'T HAVE TO FOLLOW THE CODE?

While we may have occasion to amend this Code from time to time, it will be a rare occurrence for Connetics to waive compliance by an employee. Only Connetics' executive officers can waive compliance with the Code of Conduct by an employee, and only Connetics' Board of Directors can waive compliance for executive officers and senior financial officers. In particular, it takes the vote of the Board or a designated Board committee to make any substantive amendment of the Code or to waive any part of the Code affecting executive officers and senior financial officers. The Board must determine in each instance whether an amendment or waiver is appropriate and ensure that the amendment or waiver is accompanied by appropriate controls to protect Connetics. If a substantive amendment to the Code is made or a waiver is granted for officers or directors, the waiver will be posted on Connetics' website. This allows our stockholders to evaluate the merits of the waiver.

                      ASKING QUESTIONS AND RAISING CONCERNS

YOUR DUTY TO SPEAK UP

Our company cannot live up to its commitment to act with integrity if we, as individuals, do not speak up when we should. That is why, in addition to knowing the legal and ethical responsibilities that apply to your job, you should speak up if:

         - You are unsure about the proper course of action and need advice.

         - You believe that someone acting on behalf of Connetics is doing - or may be about to do - something that violates the law or our compliance and integrity standards.

         -        You believe that you may have been involved in misconduct.

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                              WHERE TO GO FOR HELP

WHOM SHOULD I CONTACT FOR HELP:

What should you do if you have a question or concern about compliance and integrity standards? We work hard to foster an environment of open, honest communication. So if you have a concern about a legal or business conduct issue, you have options. THE MOST IMPORTANT THING IS THAT YOU ASK THE QUESTION OR RAISE THE CONCERN.

Confidentiality will be maintained to the extent consistent with the best interest of the employees involved, our company, and our company's obligations under the law.

Your supervisor is usually a good place to start with a compliance or integrity issue.

You may also get help or advice from:

         -        Your supervisor's supervisor.

         -        The head of your department.

         -        Your Legal or Human Resources Department.

         -        The Compliance Officer.

In addition, throughout this Code, resources are identified with the symbol [I LOGO] where you can get help or guidance about that particular section of the Code. At the end of this Code (p. 33), you will find internal contact information for departments referenced by the [I LOGO] symbol.

REPORTING HOTLINE

If after you have raised a concern with the contact suggested above and have not been satisfied or are unsure about where to go, uncomfortable about using one of the other resources identified, or wish to raise an issue anonymously, call the Reporting Hotline number.

The Reporting Hotline is operated by an independent company that reports the call to Connetics to enable it to respond to your concerns about compliance and integrity. It operates 24 hours a day/seven days a week to report your concerns.

[I LOGO] Please refer to page 33 for dialing instructions and the Reporting Hotline number.

WHAT HAPPENS WHEN I CALL THE REPORTING HOTLINE?

If you call our Reporting Hotline, a call specialist will listen and make a detailed summary of your call. The information will then be forwarded to the appropriate individual in Connetics (for example, the Legal Department, Human Resources Department, or the Compliance Officer) or to an outside person, such as the Chair of the Audit Committee or the Board of Directors, to look into the matter.

Every effort will be made to give your call a quick response, especially when circumstances make that important. If an investigation is undertaken, we will look into the issue promptly and, whenever called for, see that corrective action is taken.

WE WILL NOT TOLERATE RETALIATION

Any employee who, in good faith, lawfully and truthfully, seeks advice, raises a concern or reports misconduct is following this Code - and doing the right thing. Connetics will not allow retaliation

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against that person. Individuals engaging in retaliatory conduct will be subject to disciplinary action, which may include termination. If you suspect that you or someone you know has been retaliated against for raising a compliance or integrity issue, immediately contact the Reporting Hotline, the Legal or Human Resources Department, or the Compliance Officer.

We take claims of retaliation seriously. Allegations of retaliation will be investigated and appropriate action taken.

CAN I CALL ANONYMOUSLY?

The Reporting Hotline allows you to raise concerns anonymously. It assigns tracking numbers so that employees who do not want to give their name can still check back to receive a response or provide more information. Of course, giving your name can often help us look into the matter, and as explained above, Connetics has a firm policy against retaliation for aiding a good faith concern under this Code.

                                    Q: I think my supervisor is doing something that the Code says is wrong. I'm afraid to report her because she might make my job more difficult for me. What should I do?

                                    A: If you don't feel comfortable talking to your supervisor about it directly, you can try one of the other resources listed on page 33. This is also an ideal situation for calling the Reporting Hotline. Connetics will not tolerate retaliation against you in any form.

WE TAKE COMPLIANCE SERIOUSLY

Any violation of this Code, or of any laws or regulations affecting our business, will result in disciplinary action. Such action may include an oral or written warning, disciplinary probation, suspension, reduction in salary, demotion, or dismissal from employment. These disciplinary actions may also apply to an employee's supervisor who directs or approves the employee's improper actions or is aware of those actions but does not act appropriately to correct them or fails to exercise appropriate supervision. In addition to imposing discipline directly, Connetics may also bring violations of law or suspected violations of law to the attention of appropriate law enforcement personnel.

                 CONNETICS COMPLIANCE PROGRAM - WHAT DOES IT DO?

COMPLIANCE STRUCTURE

This Code is more than just a description of our standards. It is the centerpiece of a company-wide compliance program supported by our Board of Directors, management, and employees. The compliance program is administered by a Compliance Steering Committee and a Compliance Officer, all of whom are Connetics employees. The Committee members and the Compliance Officer are charged with reviewing Connetics' compliance policies and specific compliance situations that may arise.

Together, the Compliance Officer and Connetics management monitor the compliance program. This responsibility includes:

         -        Assigning roles and responsibilities for the program

         -        Overseeing compliance training and communications

         -        Overseeing compliance auditing and monitoring

         -        Overseeing internal investigation processes

         -        Reviewing disciplinary procedures for Code violations; and

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         -        Monitoring the resources available for raising issues and
                  reporting concerns.

The Board of Directors of Connetics has the exclusive responsibility for the final interpretation of the Code of Conduct. The Board may revise, change or amend the Code at any time.

                                WORK ENVIRONMENT

OUR GOAL

Connetics is committed to fostering a workplace that is safe and professional and that promotes teamwork, diversity and trust. This includes the strongest commitment to providing equal employment opportunities for all persons.

[I LOGO] In addition to the policies discussed in this Code, our employee handbook also discusses employee conduct. If you have further questions please review the Handbook or contact the Human Resources department.

EQUAL EMPLOYMENT OPPORTUNITY AND DIVERSITY

We strongly believe in the professionalism and integrity of all employees. The individuals in our workforce are a diverse team of individuals creating a positive and productive work environment. We recruit, hire, develop, promote, discipline and provide other conditions of employment without regard to a person's race, color, religion, gender, age, national origin, sexual orientation, disability, citizenship status, veteran status, marital status, or any other legally protected status. This includes providing reasonable accommodation for employees' disabilities or religious beliefs and practices. There may be additional protections provided to employees based on local laws or regulations.

It is our policy to base all employment decisions on the principles of equal employment opportunity and to take affirmative action in the employment of women, minorities, individuals with disabilities, and veterans. In particular, it is our policy:

         - To recruit, hire, promote, reassign, and train qualified persons without regard to race, color, religion, gender, age, sexual orientation, or national origin;

         - To undertake, through affirmative efforts, to improve employment opportunities for minorities, women, people with disabilities and veterans;

         - To administer all personnel actions such as compensation, benefits, transfers, layoffs, return from layoffs, company-sponsored training, education, social and recreational programs without regard to race, color, religion, gender, sexual orientation, or national origin; and

         - To provide reasonable accommodation where feasible, and otherwise treat equally, qualified individuals with disabilities.

Our company has an Affirmative Action Plan, of which this statement is a part.

[I LOGO] If you have further questions on equal employment opportunity, or would like information on the Individuals with Disabilities and Veterans Programs, contact the Human Resources department.

HARASSMENT-FREE WORK ENVIRONMENT

Connetics is committed to fostering a work environment in which all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including

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harassment. Therefore, we expect that all relationships among persons in the workplace will be business-like and free of unlawful bias, prejudice and harassment.

Harassment can be any behavior where the purpose or effect is to create an offensive, hostile or intimidating environment. Harassment can be verbal (epithets, derogatory comments, slurs), visual (derogatory posters, cartoons or gestures), physical (assault, blocking, interference) threats and demands, or retaliation for having reported the harassment. Other prohibited conduct includes using voicemail, email or other electronic devices to transmit derogatory or discriminatory information.

Sexual harassment is a form of prohibited harassment that requires special mention. Examples of prohibited sexual harassment include unwelcome sexual conduct such as verbal harassment (sexual requests, comments, jokes, slurs); physical harassment (touching, kissing); and visual harassment (posters, cartoons or drawings of a sexual nature). Sexual harassment is not limited to conduct motivated by sexual attraction and may occur between members of the opposite sex or members of the same sex.

Harassment by co-workers, supervisors, customers, vendors, contractors, etc. will not be tolerated at Connetics. Supervisors who learn of possible harassment of any employee, whether created by employees or non-employees, must immediately notify the Human Resources Department. Failure to do so will subject the supervisor to corrective action, including release from employment.

[I LOGO] If you observe or experience any form of harassment, you should report it to your supervisor, department manager, the Human Resources department, or call the Reporting Hotline. We strictly prohibit any form of retaliation against anyone making such a good faith report.

                                    Q: I am a female employee. A male co-worker frequently makes personal comments about my appearance that make me uncomfortable. I've asked him to stop but he won't. What can I do about it?

                                    A: You can - and should - contact your
                                    supervisor, the Human Resources Department, or call the Reporting Hotline.

HEALTH, SAFETY AND SECURITY OF EMPLOYEES

We are committed to providing our employees with a safe and secure work environment. Safety is especially important in manufacturing locations, which are subject to significant workplace safety regulations. Our company complies will all health and safety laws, as well as our own health and safety policies that go beyond what the law requires. We also expect our contract manufacturers to comply with all applicable health and safety laws and regulations.

Having safety rules is not enough, though. Our commitment to safety means each of us needs to be alert to safety risks as we go about our jobs.

All of our employees, and the employees of other companies working on our premises, must know the health and safety requirements associated with their jobs.

A safe and secure work environment also means a workplace free from violence. Threats (whether implicit or explicit), intimidation and violence have no place at Connetics and will not be tolerated. NO WEAPONS OF ANY KIND ARE ALLOWED IN THE WORKPLACE WITHOUT AUTHORIZATION.

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[I LOGO] You should be familiar with and follow company policies regarding health, safety and security. Employees are urged to bring any unsafe practices - including threats or intimidation - to the attention of their supervisor or manager, the Human Resources Department, or to call the Reporting Hotline.

EMPLOYEE CONFIDENTIALITY

Connetics believes in respecting the confidentiality of our employees' personal information. This means that access to personal records should be limited to company personnel who have appropriate authorization and a clear business need for that information. Employees who have access to personal information must treat it appropriately and confidentially. All medical information will be maintained in files separate from personnel records, and in accordance with the requirements of H-I-P-A-A. Medical information will be available only to a limited number of people in the Company.

Personal employee information is never provided to anyone outside of Connetics without proper authorization.

Our companies' commitment to employee confidentiality is not a license to engage in inappropriate personal activities at work. Company computers, for example, are intended only for official use, not for outside business activities. Connetics has the right to access and review all communications, records and information created at work or with company resources. This may include such things as intranet or Internet activity, email, voicemail and telephone conversations.

[I LOGO] Employee confidentiality is subject to laws or regulations by a number of governmental bodies. If you have questions, you should contact the Compliance Officer or the Legal Department.

DRUGS AND ALCOHOL IN THE WORKPLACE

Work requires clear thinking and often the ability to react quickly - the safety of fellow employees and consumers depends on it. Being under the influence of alcohol or drugs, or improperly using medication, diminishes an employee's ability to perform at his or her best. In addition, as a pharmaceutical company, we are subject to strict regulations on the use and distribution of the products we make.

This is why our rules strictly forbid abuse of drugs and alcohol, as well as the unlawful manufacture, distribution, dispensation, possession or use of any controlled substance in the workplace. Violations of these rules are taken very seriously.

[I LOGO] If you observe any drug or alcohol abuse, you should report it to your supervisor, the Human Resources Department, or call the Reporting Hotline. Information regarding drug counseling, rehabilitation or other employee assistance options is also available from the Human Resources Department.

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                                    Q: I have noticed that my supervisor's
                                    breath often smells of alcohol, even early in the morning, and he seems impaired. I am afraid that if I confront him or tell anyone it may cause a scene or he may try to get me fired. What should I do?

                                    A: There is enough evidence to believe a problem may exist so speak right away with another supervisor or a representative from Human Resources or call the Reporting Hotline. A safe, secure work environment is absolutely critical at Connetics. We will not tolerate retaliation against you and will take steps to protect you from any retaliation.

SOLICITATION

In order to avoid disruption of company operations, we have adopted the following rules to soliciting, circulating petitions and distributing literature on company property or during regular business hours:

         Outsiders: Persons who are not employed by the company may not solicit, distribute literature, or circulate petitions on company property at any time for any purpose.

         Connetics Employees: An employee who is seeking support for non-work causes, activities, organizations or fundraising, may do so by posting the request for support on the public company email or public notice boards. All such postings should first be discussed with the Human Resources Department. You should not directly solicit support from a fellow employee for any reason. It is our policy to make the information available on email, and give employees an opportunity to respond on their own volition.

             COMPANY INFORMATION, RESOURCES AND FINANCIAL DISCLOSURE

OUR GOAL

Our employees seek to create stockholder value by working hard to achieve superior financial results. In pursuing this goal, Connetics and its employees must produce honest and accurate reports and records, and must be forthright in measuring and reporting financial performance, must protect company assets and resources, and must never engage in insider trading. You are expected to act with honesty and integrity in the performance of your duties. Simply put, fraud of any kind with respect to business information or company resources will not be tolerated.

ACCURATE BOOKS AND RECORDS, AND FINANCIAL DISCLOSURE

A company's credibility is judged in many ways - one very important way is the integrity of its books, records and accounting. Connetics is committed to providing stockholders with full, accurate, timely and understandable information, in all material respects, about our financial condition and results of operations. In meeting this commitment, Connetics is required by securities laws to report in accordance with generally accepted accounting principles in the U.S. and to maintain books and records that accurately and fairly reflect all transactions. The goal of accurate accounting and financial reporting requires compliance with rules from the U.S. Securities and Exchange Commission, the Financial Accounting Standards Board and other regulatory organizations.

But this obligation includes more than financial information. Every employee must help ensure that reporting of any business information of whatever kind (financial or otherwise) and in whatever form

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(computerized, paper or otherwise) is accurate, complete and timely. This requires, among other things, accurately recording costs, sales, shipments, time sheets, vouchers, bills, payroll and benefits records, test data, regulatory data and other essential company information.

ALL CONNETICS EMPLOYEES MUST:

         - Follow all laws, external accounting requirement and company procedures for reporting financial and other business information.

         - Never deliberately make a false or misleading entry in a report or record.

         -        Never establish an unrecorded fund for any purpose.

         - Never alter or destroy company records except as authorized by established policies and procedures.

         - Never sell, transfer or dispose of company assets without proper documentation and authorization.

         - Cooperate with and do not take any action that would mislead our internal and external auditors.

         - Contact the Finance Department with any questions about the proper recording of financial transactions.

[I LOGO] The Board of Directors, CEO, and senior financial officers and other managers responsible for accurate books and records, and accounting and disclosure of financial information, have a special duty to ensure that these standards are met. See the separate Code of Professional Conduct for the Board of Directors, Chief Executive Officer and Senior Financial Officers. If you have any questions about new or proposed accounting and financial reporting standards, contact the Controller or the Finance Department.

COMPANY TIME

To be successful, every employee must make the best use of his or her time and that of co-workers. All employees are expected to fulfill their job responsibilities and devote the necessary time to their work, while pursuing their individual work-life goals. Those required to report the hours they work must do so truthfully and accurately.

COMPANY PROPERTY AND RESOURCES

All employees are responsible for using good judgment so that the company's assets are not misused or wasted. Company assets are intended to help employees achieve business goals. Careless, inefficient or illegal use of company property hurts all of us. Remember that all records you create as part of your work for Connetics are Connetics' property and are not part of your "personal records."

[I LOGO] For more information on our policies regarding the use of company property, see your supervisor. For information on the use of company computers, see "Computer Use and Network Security."

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PROPRIETARY INFORMATION

We regularly produce valuable, nonpublic ideas, strategies, and other kinds of business information. This information is called "proprietary information" which means that Connetics owns the information, just as it does other kinds of property. Because it is the product of the company's own hard work, various laws allow us to protect this information from use by outsiders. Some examples of company proprietary information are:

         -        Sales, marketing and other corporate databases.

         -        Marketing strategies and plans.

         -        Personnel records.

         -        Research and technical data.

         -        Proposals.

         -        New product development.

         -        Formulas.

         -        Manufacturing practices and processes.

         -        Product sales (before they are made public).

         -        Information about the status of our "pipeline".

         -        Trade secrets of any sort.

In the course of your work, you may have access to proprietary information regarding Connetics, its affiliates, suppliers, customers, and fellow employees. All employees must protect the confidentiality of Connetics' proprietary information so that we reap the benefits of our own hard work.

Use good judgment about the information you discuss openly when visitors are present in the building. For example, close your door when discussing matters of a confidential nature, be aware of how voices can carry during hallway and open area discussions, and be aware that papers and presentations on whiteboards in conference rooms may reveal information that could be confidential or open to interpretation.

Sometimes an employee may need to share proprietary information with outside persons - for example, so that a commercial business partner Connetics has selected to work with can be an effective partner for us. However, even when there may seem to be a legitimate reason to share proprietary information, NEVER disclose such information without management's prior approval and a written confidentiality agreement approved by the Legal Department.

The company's agreements (e.g., with employees, consultants, and collaborators) are designed to maximize Connetics' intellectual property protection and ownership to the maximum extent consistent with U.S., California and other applicable laws. All employees are required to sign a Proprietary Information and Invention Agreement as a condition of employment. This Agreement defines your obligations in greater detail.

Trademarks and service marks -- words, slogans, symbols, logos or other devices used to identify a particular source of goods or services -- are important business tools and valuable assets which require care in their use and treatment. No employee may negotiate or enter into any agreement respecting Connetics' trademarks, service marks or logos without first consulting the Legal Department.

[I LOGO] Connetics' intellectual property protection entails a series of policies and procedures designed to provide education, maintain good records, secure protection under patent, trademark and related laws, and generally to protect against losses before they happen. Some of these policies and procedures include publication clearance, maintenance of laboratory notebooks, invention disclosures, confidentiality, materials transfer and other agreements, outside idea submissions, and the like. If you have any questions about this, please contact the General Counsel.

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CORPORATE OPPORTUNITIES

Connetics employees and officers are prohibited from using company property or information, or their position with the company, for personal gain, such as profiting from business opportunities that they learn about through their work. Employees and officers are also prohibited from competing with Connetics. Competing with Connetics could include:

         -        Engaging in the same line of business.

         - Taking away from Connetics opportunities for sales or purchases of products, services or other interests.

[I LOGO] If you have any question about whether a particular opportunity is covered by this prohibition, or any question regarding policies on proprietary information, contact the Legal Department.

COMPUTER USE AND NETWORK SECURITY

Computer technology - hardware, software, networks, and the information that runs on them - is critical to business success. And everyone who uses a computer plays a role so that these resources operate as they should. This means that all employees must:

         - Use these computers responsibly and primarily for legitimate business purposes - any personal uses should be reasonable and kept to a minimum.

         -        Protect the security of computer systems.

GOOD JUDGMENT SHOULD GUIDE YOUR USE OF COMPUTERS, BUT THESE RULES CAN HELP:

         NEVER:

                  - Engage in electronic communications that might be considered offensive, derogatory, defamatory, harassing, obscene or otherwise vulgar.

                  - Use company electronic communications systems to improperly disseminate copyrighted or licensed materials or proprietary information.

                  - Use company electronic communications systems to transmit chain letters, advertisements or solicitations (unless authorized).

                  -        Visit inappropriate Internet sites.

                  -        Give your password unless required.

         ALWAYS:

                  - Protect information used to access company networks, including ID's and passwords, pass codes, and building access key cards.

                  - Change your password if you believe it may be known to others.

Your electronic communications at work may not necessarily be private. All communications and information transmitted by, received from, created or stored in our computer system (whether through word processing programs, email, the Internet or otherwise) are Company records and property of Connetics. Records of your electronic communications may be made and used for a variety of reasons, and may be monitored to verify that company policies are being followed. Keep this in mind and exercise care when you use electronic mail.

For information on computer and network security, contact the MIS Department.

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COMPANY FUNDS

How each employee uses company funds impacts profitability, so follow a simple rule: Protect company funds as you would your own, guarding against misuse, loss or theft. This includes making sure that all claims, vouchers, bills and invoices are accurate and proper.

Company funds include both cash and its equivalents, such as checks, postage, charge cards, bills, vouchers, reimbursement claims and negotiable instruments.

INSIDER TRADING

In order to protect the investing public, securities laws make it illegal for those with "inside information" to buy or sell securities (stocks, bonds, options, etc.)

"Inside information" means information - whether POSITIVE OR NEGATIVE -- that:

         -        is not available to the public; and

         -        is material.

"Material information" means information that a reasonable investor would likely consider important in deciding whether to purchase or sell a security. Chances are, if you learn something nonpublic that leads you to want to buy or sell stock, the information may be considered material. Material information is not necessarily information that is certain; information that something is likely to occur, or even that it "may happen," may be considered material.

Many of our employees may have inside information simply by virtue of their positions.

Inside information might include, for example:

         -        Introduction of an innovative new product.

         -        Negative views about a new or existing product.

         -        Significant new contracts.

         -        Mergers, acquisitions and joint ventures.

         -        Litigation.

         -        Earnings statements and forecasts.

         -        Expected Governmental actions.

INFORMATION ABOUT ANOTHER COMPANY. Inside information can also be information you obtained confidentially during the course of your work about another company
- for example, from a customer or supplier.

If you have knowledge of any of these kinds of information - and the information is nonpublic - this is inside information, and no Connetics employee may buy or sell securities using it.

NO "TIPS." This means you must never give someone else (your spouse, co-worker, friend, broker, etc.) a "tip" regarding nonpublic inside information; this includes discussions on Internet "chat rooms."

Securities law violations are taken very seriously and can be prosecuted even when the amount involved was small or the "tipper" made no profit at all. Government agencies regularly monitor trading activities through computerized searches.

Employees (and outsiders with whom they are associated) who have inside information can lawfully trade in the market once the information is made public through established channels and enough time has passed for the information to be absorbed by the public. Employees who have regular access to

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

inside information must generally limit their trading of company securities to specified "window periods."

[I LOGO] Connetics has a written Insider Trading Policy which covers all employees. You should familiarize yourself with the policy, as using inside information or advising others to do so is subject to disciplinary action, up to and including termination by Connetics, and criminal and civil penalties.

[I LOGO] Please refer to the complete Insider Trading Compliance Program: Policy and Guidelines with Respect to Certain Transactions in Company Securities which was provided to you at hire, or on the company intranet http://cnctjungle/Stock.

[I LOGO] If you have questions or concerns about your responsibilities under the insider trading laws, contact the Legal Department.

                                    Q: A supplier sold Connetics a software
                                    system on a trial-run basis. I have heard the trial run was a success and we are going to buy the company's system. I bet other companies will follow our lead. My sister-in-law invests in tech stocks and knows a lot about them. Can I tell her about this, and let her decide whether she thinks this company is a good investment?

                                    A: Absolutely not. The information you have about our plans to use this company's product is confidential inside information. If you convey it to your sister-in-law, you are violating our policy not to divulge confidential proprietary information. If you or your sister-in-law use the information to invest, you may also be violating the securities laws.

INVESTOR RELATIONS

Stockholders, financial analysts, creditors and others count on us to provide reliable information on Connetics' operations, performance and outlook.

TO PROTECT THE INTEGRITY OF THE INFORMATION:

Personnel who are authorized to speak to investors and analysts on behalf of Connetics may not provide "special" or favored treatment to some. We must provide all members of the public equal access to honest and accurate material information. Only those employees specifically authorized to do so may respond to inquiries from members of the investment community (e.g., stockholders, brokers, investment analysts, etc.). All such inquiries must be forwarded promptly to the Investor Relations Department.

MEDIA

Connetics is a publicly-traded company, and it is necessary to follow certain procedures for communicating with our external audiences (the financial community, media, and government officials) to lessen our exposure to legal liabilities. Media or press calls require careful consideration. No employee should talk about company matters with a reporter, either on or off the record, without first contacting the Legal Department or the Investor Relations Department.

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All incoming telephone calls from the financial community, media and government officials (except the Food and Drug Administration) should be initially routed to the Chief Financial Officer. Calls from the FDA should be routed to the Vice President of Regulatory Affairs. If the affiliation of the caller is unknown, and the caller is requesting general corporate information and/or information on stock activity, the call should also be routed to the CFO. In the event the CFO is unavailable, external calls and contacts should be forwarded to one of the following senior officers:

                  Chief Executive Officer
                  Chief Operating Officer
                  General Counsel

[I LOGO] Please see the CFO if you have any questions about this procedure. In the event of a crisis, Connetics' SOP on crisis management and business continuity will also apply.

RECORDS MANAGEMENT

Managing records and recorded information is essential to the work of Connetics, and care must be taken to ensure that this information is managed properly.

FOUR PRINCIPLES SHOULD GUIDE US:

         - MAINTAIN RECORDS AS REQUIRED BY LAW. Some laws have specific record-keeping requirements. Each department must faithfully manage and maintain all records required by law.

         - BE ALERT TO THE NEED FOR ACCURACY. Employees should always maintain accurate records. Providing false or misleading records or altering them, is wrong under any circumstances and could constitute a serious violation of law. Intentionally falsifying GxP data may place Connetics in a precarious position with regulatory authorities and can result in fraudulent regulatory filings. Falsification of records may lead to immediate termination.

         -        RETAIN ANY RECORDS RELATED TO LITIGATION OR AN INVESTIGATION.
                  If an investigation or litigation is pending or anticipated, certain records, including electronic records, may be subject to "disposal suspension." This means they must be retained and must not be altered, deleted, concealed or destroyed. Be sure to obtain advice from the Compliance Officer, Records Manager or the Legal Department.

         - KNOW AND FOLLOW COMPANY RECORDS MANAGEMENT POLICIES. Every business needs an orderly process for retaining records and documents. Consult our record retention policy for further guidance.

[I LOGO] For more information on records management policies, review our Standard Operating Procedures on Records Retention. If you still have questions, contact the Legal Department or the Compliance Officer.

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

                                    Q: Does "disposal suspension" mean the same thing as "records management"?

                                    A: No. Records management is a system of policies and procedures designed to ensure that company records are created, managed and disposed of in accordance with legal record-keeping requirements, or business needs. Disposal suspension is the manner in which the company satisfies its legal duty to preserve potentially relevant evidence that might be asked for in litigation or investigations. When company records are subject to disposal suspension, they may not be disposed of.

RESEARCH INTEGRITY

Research integrity is fundamental to the scientific process and to Connetics' ability to bring products to market. All company research and development must be conducted according to all applicable laws and regulations and to the generally accepted ethical standards of the scientific community. Scientific misconduct, such as fabrication, falsification or plagiarism in proposing, conducting or reporting research is prohibited.

UNSOLICITED IDEAS

Connetics employees are sometimes approached by persons outside the company with ideas or suggestions they think we should use. These ideas can involve products, packaging, promotions, advertising, processes, business methods and other topics.

Unfortunately, if these "unsolicited ideas" are not properly dealt with, our company risks liability. For this reason, DO NOT ACCEPT, OR IN ANY WAY ENCOURAGE, OFFERS OF UNSOLICITED IDEAS.

This important rule does not generally apply to certain suppliers, such as advertising agencies, and some other consultants under contract with Connetics. But if you are unsure whether an unsolicited idea falls into one of these categories, always seek advice.

[I LOGO] If you are approached about an unsolicited idea, immediately notify the Legal Department.

                 CONFLICTS OF INTEREST, GIFTS AND ENTERTAINMENT

OUR GOAL

As employees of Connetics, we work together to avoid any conflicts of interest, whether actual or perceived.

CONFLICTS OF INTEREST

Our employees have many activities in their lives outside the company. A "conflict of interest" arises when an employee's personal, social, financial or political activities have the potential of interfering with his or her loyalty and objectivity to the company. Actual conflicts must be avoided, but even the APPEARANCE of a conflict of interest can be harmful.

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

YOU MAY NOT HAVE ANY OUTSIDE AFFILIATIONS WITH COMPETITORS, CUSTOMERS OR SUPPLIERS UNLESS YOU: obtain the written approval of your supervisor and the Human Resources Department, who will consult with the Compliance Officer.

COMMON WAYS THAT CONFLICTS OF INTEREST CAN ARISE

OUTSIDE EMPLOYMENT AND AFFILIATIONS. If you have a second job with, are performing services for, or are serving as a director or consultant for an organization that is a competitor, customer or supplier of goods or services, this raises an actual or possible conflict of interest. This is true even if your supervisor has approved your request to take other employment. (The same point applies to working for an organization that is seeking to become a competitor, customer or supplier.)

Some arrangements of this kind are NEVER permissible - for example, working for or providing services to anyone you deal with as part of your job for Connetics.

JOBS AND AFFILIATIONS OF CLOSE RELATIVES. The work activities of close relatives can also create conflicts of interest. If you learn that a "close relative" (defined at page 17) works or performs services for any competitor, customer or supplier, promptly notify your supervisor, the Human Resource and Legal Departments. They will work with you and the Compliance Officer to determine if any action is required to address the situation. In general, a relative should not have any business dealings with you, with anyone working in your department or with anyone who reports to you. Exceptions require the approval of management and the Compliance Officer. In addition, in some circumstances it may be necessary to get the Board of Directors to review related party transactions for possible conflicts of interest.

You must also be careful not to disclose any confidential business information to any relative.

                                    Q: We need to contract a firm to provide cleaning services and are spending a lot of time looking for the right one. Couldn't we save the company a lot of time and effort by hiring my brother's cleaning firm because I know that they can be trusted to do the job right?

                                    A: No. Simply hiring a firm because you
                                    trust your brother is not a sound business practice and it contravenes our procurement policies. Further, this creates a conflict of interest between your desire to help your brother and your objectivity in selecting the most competitive supplier. However, if you make a proper disclosure to the Compliance Officer and remove yourself from the selection process (and no one who reports to you is involved), your brother's company can compete for the work with other qualified vendors.

BOARDS OF DIRECTORS. Occasionally, an employee may be asked to serve on the board of directors of another organization. This can, in come cases, raise a conflict of interest or even a legal issue. Before accepting a position as a board member (including nonprofit organizations), always get written approval from the Human Resources Department, who will consult with the Legal Department and the Compliance Officer.

INVESTMENTS. Employees and their close relatives need to be careful that their investments do not create conflicts of interest, impairing the employee's ability to make objective decisions on behalf of an operating company.

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

Conflicts can occur if investments are made in competitors, suppliers or customers. Any "substantial interest" in a competitor, supplier or customer requires the prior written approval of your supervisor, Human Resources and the Legal Department, who will notify the Compliance Officer.

A "substantial interest" means any economic interest that might influence or appear to influence your judgment. It does not usually include an investment that is less than 1 percent of the value of the outstanding equity securities of a public company or an interest worth less than $25,000 in a privately owned company. Publicly-traded mutual funds, index funds and similar poolings of securities, when the individual investor has no say in which investments are included, do not present conflicts.

SOME INVESTMENTS ARE ALWAYS WRONG:

         - Never invest in a supplier if you have any involvement in the selection or assessment of, or negotiations with, the supplier, or if you supervise anyone who has such responsibility; and

         - Never invest in a customer if you are responsible for dealings with that customer or supervise anyone with such responsibility.

         Usually, however, whether an investment creates a conflict of interest is a matter of good judgment. When deciding whether an investment might create a conflict, ask yourself these questions:

         - Would the investment affect any decisions I will make for Connetics?

         - How would the investment seem to others inside Connetics such as my co-workers - would they think it might affect how I do my job for the company?

         - How would it look to someone outside, such as a customer, supplier, stockholder, or even the media?

OTHER CONSIDERATIONS ON CONFLICTS OF INTEREST

CLOSE RELATIVES. As the previous sections show, the activities of a close relative can create a conflict of interest. This happens when an employee's loyalty becomes divided - or may appear to be divided - between loyalty to the close relative (who has one set of interests) and loyalty to Connetics (which may have different interests). "Close relative" includes a spouse, parents, stepparents, children, stepchildren, siblings, stepsiblings, nephews, nieces, aunts, uncles, grandparents, grandchildren, in-laws and a same or opposite sex domestic partner. On conflict questions you are not responsible for learning about the activities of family members who do not reside with you. For family members outside your home, you need only be concerned with those circumstances that you know about.

POTENTIAL SUPPLIERS, CUSTOMERS AND COMPETITORS. For conflicts of interest, a "supplier," "customer" or "competitor" also includes both actual and potential suppliers, customers or competitors.

If you think you may have a conflict of interest, or that others could possibly believe an activity or relationship you are engaged in is a conflict of interest, you must promptly disclose the situation in writing to the Compliance Officer.

RECEIVING GIFTS AND ENTERTAINMENT

Connetics has many suppliers, and suppliers are vital to our company's success. That is why relationships with suppliers must be based entirely on sound business decisions and fair dealing. We are particularly concerned that any person who gives gifts to an employee does not seek or receive special favors from Company employees. We recognize that business gifts and entertainment can build goodwill, but they can also make it harder to be objective about the person providing them, in short, gifts and entertainment can create their own conflicts of interest. Accepting any gift of more than nominal value or entertainment that is more than a routine social amenity can appear to be an attempt to influence the recipient into favoring a particular customer, vendor, consultant or the like. To avoid

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

the reality and the appearance of improper relations with current or prospective customers, vendors and consultants, employees should observe the following guidelines when deciding whether or not to accept gifts or entertainment:

"GIFTS AND ENTERTAINMENT" means anything of value, including discounts, loans, cash, favorable terms on any product or service, services, prizes, transportation, use of another company's vehicles or vacation facilities, stocks or other securities, participation in stock offerings, home improvements, tickets, and gift certificates. The potential list is endless - these are just examples.

GIFTS AND ENTERTAINMENT OFFERED TO CONNETICS EMPLOYEES AND THEIR CLOSE RELATIVES FALL INTO THREE CATEGORIES:

USUALLY OK

Some gifts and entertainment are small enough that they do not require approval. Gifts or entertainment with a combined market value of $250 or less from any one source in a calendar year are in this category (as long as they do not fall into the "Always Wrong" category, below). This means that as long as the following do not total more than $250 from a single source in a calendar year they do not require approval.

         -        Occasional meals with a business associate.

         -        Ordinary sports, theater and other cultural events.

         -        Other reasonable and customary gifts and entertainment.

Similarly, accepting promotional items of nominal value, such as pens, calendars, and coffee mugs which are given to customers in general, does not require approval.

ALWAYS WRONG

Other types of gifts and entertainment are simply wrong, either in fact or in appearance, so that they are never permissible, and no one can approve these. Employees may never:

                  - Accept any gift or entertainment that would be illegal or result in any violation of law.

                  - Accept any gift of cash or cash equivalent (such as gift certificates, loans, stock, stock options).

                  - Accept or request anything as a quid pro quo or as part of an agreement to do anything in return for the gift or entertainment.

                  - Participate in any entertainment that is unsavory, sexually oriented, or otherwise violates our commitment to mutual respect.

                  - Participate in any activity that you know would cause the person giving the gift or entertainment to violate his or her own employer's standards.

ALWAYS ASK

For anything that does not fit into the other categories, it may or may not be permissible to proceed, but you will need to get written approval from your supervisor and Human Resources and Finance Departments, or the Compliance Officer. Examples in this category include the following when paid by a current or potential supplier or customer:

                  - Gifts and entertainment from a single source with an annual fair market value over $250.

                  - Special events - such as tickets to a World Cup match or Super Bowl game (these usually have a value of more than $250)

                  -        Travel or entertainment lasting more than a day.

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

         In determining whether to approve something in the "Always Ask" category, supervisors and the Compliance Officer will use reasonable judgment and consider such issues as:

                  - Whether the gift or entertainment would be likely to influence your objectivity.

                  - Whether there is a business purpose (for example, business will be discussed as part of the event in question).

                  - What kind of precedent it would set for other employees.

                  - How it would appear to other employees or people outside the company.

OTHER CONSIDERATIONS ON GIFTS AND ENTERTAINMENT

NOTIFYING SUPPLIERS AND CUSTOMERS. You should inform all persons with whom you are doing or seeking to do business of this policy.

WHAT TO DO IF YOU RECEIVE AN IMPERMISSIBLE GIFT. You must immediately return any gift of cash or cash equivalent such as a bank check, money order, investment securities or negotiable instrument. For other types of gifts over the "Usually OK" amount, if management and the Compliance Officer determine that returning the gift is impractical or undesirable, you should turn the gifts over to the Compliance Officer for company use, sale or donation. Gifts such as a picture, desk set or the like may be used in your office with the written permission of your management and Compliance Officer but will remain company property. If appropriate, a letter should be sent to the donor explaining your company's policy with respect to gifts.

[I LOGO] If you have questions or concerns about gifts and entertainment policies, contact your supervisor or Human Resources or the Legal Department.

                                    Q: A supplier's sales representative offers you a cleverly designed pen that his company uses in signing contracts, but there is one catch to the offer. He says you may have the pen only if you help him make his case to the rest of the procurement team. Since the pen is probably worth less than $250, can you accept it?

                                    A: No, because there is a quid pro quo, an expression meaning "something for something." He will only give you the pen if he gets something in return. Even though this may seem like a small matter, these quid pro quo arrangements are on the list of conflicts that are "Always Wrong."

OFFERING GIFTS AND ENTERTAINMENT

Just as we have strict rules for receiving gifts and entertainment, we must also be careful how we offer them. Offering social amenities or business courtesies of a nominal value such as modest gifts, meals and entertainment is common in the commercial world and is meant to create goodwill and enhance business relationships.

Using good judgment and moderation, occasionally exchanging entertainment or gifts of nominal value with a non-Governmental individual or entity is appropriate unless the recipient's employer forbids the practice. Any courtesy should always comply with the policies of the recipient's organization.

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OFFERING GIFTS

You must always follow company policy on gift giving. In addition to the general policies stated below, we have also adopted express guidelines on giving anything of value to a healthcare professional. See "DEALING WITH HEALTHCARE PROFESSIONALS," at page 28.

SOME CONDUCT IS ALWAYS OFF-LIMITS - NO EXCEPTIONS. NEVER OFFER OR PROVIDE A GIFT, ENTERTAINMENT OR ANYTHING OF VALUE IF IT IS:

         -        Illegal.

         - Known to be in violation of the rules of the recipient's organization.

         - Cash or other monetary instruments (such as bank checks, traveler's checks, money orders, investment securities or negotiable instruments).

         - Unsavory, sexually oriented, or otherwise violates our commitment to mutual respect.

         -        A quid pro quo (offered for something in return).

         - A gift over $250 - unless presented in a public presentation making it clear that the recipient is being given the gift, for example, pursuant to a sales incentive program that is known and acceptable to the recipient's employer.

         -        Not recorded properly on company books.

GIFTS AND ENTERTAINMENT TO A GOVERNMENT OFFICIAL RAISES SPECIAL RISKS. Never offer, provide or approve such gifts, gratuities or entertainment without prior written approval of the Legal Department, management and the Compliance Officer.

[I LOGO] For more information on the risks of offering gifts and entertainment to Government officials, see the following sections in this Code: "Political Activity" (on pp. 30-31), Corporate Political Activity and Personal Political Activity.

[I LOGO] If you have questions or concerns about gifts and entertainment policies with respect to healthcare professionals, review the separate policies on that matter, or contact the Sales Department or the Legal Department.

                                    Q: I want to give one of our best vendors a special gift to say thanks. I have access to some tennis tournament tickets that I know she would appreciate but I think it is against her company's policy for her to accept them. If she doesn't care about the policy, can I give her the tickets?

                                    A: No. If you know that giving a gift will violate the policy of the recipient's company, you may not give the gift. Just as we want others to respect our standards, we will respect theirs.

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

                               CONDUCTING BUSINESS

OUR GOAL

In all our business dealings, we strive to be honest and fair. We will vigorously compete, but do so fairly, complying with all laws protecting competition and the integrity of the marketplace.

AUDITING AND ACCOUNTING COMPLAINTS

Good faith complaints by employees, shareholders and others regarding accounting, internal controls and auditing matters are handled by the Audit Committee of the Board of Directors. Complaints of that nature reported to the Reporting Hotline are automatically forwarded to the Chair of the Audit Committee, which has oversight over the complaint. Employees may submit their complaints regarding questionable accounting, internal controls and auditing matters on a confidential and anonymous basis. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate investigation of the complaint.

ANTITRUST LAWS

Connetics strictly adheres to the U.S. antitrust laws and to what are called "competition" laws in many other countries - laws that protect markets around the world from anticompetitive behavior. These laws prohibit anticompetitive agreements, such as price-fixing and predatory efforts to eliminate competitors.

FACTS ABOUT COMPETITION LAWS:

         -        COMPETITION LAWS VARY AROUND THE WORLD. The individual U.S.
                  states, the European Union, and many countries have laws prohibiting anticompetitive behavior. The laws that apply to you may vary depending on where you work or where a transaction you are working on will take place.

         - THEY CAN COVER CONDUCT OUTSIDE THE COUNTRY. U.S. antitrust laws may apply even when the conduct occurs outside the country's borders.

         - PENALTIES ARE SEVERE. In the U.S., individuals convicted of price-fixing often receive prison sentences, and some companies have been fined hundreds of millions of dollars; customers and competitors can sue for three times the harm caused. In the E.U., fines for anticompetitive behavior can be ten percent of worldwide turnover (i.e., sales).

         - CARELESS CONDUCT CAN VIOLATE THE LAW. What might appear to be ordinary business contacts, such as a lunch discussion with a competitor's sales representative or a gripe session at an industry trade association, can lead to antitrust law violations.

BASIC RULES TO KNOW:

CERTAIN AGREEMENTS ALMOST ALWAYS VIOLATE COMPETITION LAWS. NEVER TALK WITH OR EXCHANGE INFORMATION WITH COMPETITORS TO:

         - set prices or any other economic terms of the sale, purchase or license of goods or services

         -        use a common method of setting prices

         -        set any conditions of sale or purchase

         - to allocate or limit customers, geographic territories, products or services, or NOT TO solicit business from each other in one or more ways

         - not to do business with (to "boycott") one or more customers, suppliers, licensors or licensees; and

         - limit production volume or research and development, to refrain from certain types of selling or marketing of goods or services, or to limit or standardize the features of products or services.

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

Because of the risk, do not discuss competitive matters with competitors - at any time or any place - without authorization of the Legal Department.

OTHER ACTIVITIES ARE NOT ABSOLUTELY ILLEGAL, BUT WILL BE LEGAL IN SOME MARKET SITUATIONS AND ILLEGAL IN OTHERS. ALWAYS CONSULT WITH THE LEGAL DEPARTMENT
BEFORE:

         - "Predatory" pricing, or pricing below some level of cost, with the effect of driving at least some competition from the market;

         - Exclusive dealing arrangements that require customers or licensees not to deal in the goods or services of the Company's competitor;

         - Reciprocal purchase agreements that condition the purchase of a product on the seller's agreement to buy products from the other party;

         - "Tying" arrangements, in which a seller conditions its agreement to sell a product or service that the buyer wants on the buyer's agreement to purchase a second product that the buyer would prefer not to buy or to buy elsewhere on better terms;

         - "Bundling" or market share discounts in which the final price depends on the customer's purchase of multiple products or on allocating a specified percentage of its total purchases to the Company's products;

         - "Price discrimination," or selling to different purchasers of the Company's products at different prices or on other different economic terms of the purchase, or offering different promotional allowances or services in connection with the customer's resale of the products, without complying with the specific exceptions permitted under the law; and

         - Agreements with customers or licensees on the maximum resale price or price levels of the Company's goods or services.

MONOPOLIZING, TRYING TO MONOPOLIZE MARKETS AND ABUSING A DOMINANT POSITION ARE ILLEGAL.

Some competition laws make it illegal to monopolize or attempt to monopolize a market, while others regulate the conduct of companies that hold a "dominant position." A company with a dominant position, for example, must not try to prevent others from entering the market or to eliminate competition. Usually, competitors set prices to cover their costs - below-cost pricing may appear to be "predatory." If there is a reason to price below cost, this should be reviewed with the Legal Department to ensure that it is not predatory or in violation of any law.

[I LOGO] This Code is not intended as a comprehensive review of the antitrust laws, and is not a substitute for expert advice. If you have questions or concerns about your responsibilities under the competition laws, consult the Legal Department before taking action.

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

                                    Q: During a trade association meeting, I chatted with representatives of competing manufacturers. One representative said, "I don't know about the rest of you, but our gross margins aren't as good as they used to be." Another said "I wish we could do something about all those deep discounts." I nodded my head but never said anything. Over the next few weeks the companies whose representatives were present during the conversation raised their prices. Was the discussion a problem? What should I have done?

                                    A: Yes, this discussion definitely was a problem. A court might conclude that everyone present during the conversations, whether they said anything or not, had engaged in price-fixing, even though there was never an explicit agreement. Because of this risk, if you find yourself present during a discussion of prices with competitors, immediately break away from the discussion in a way that makes it clear you consider this improper, and promptly call the Legal Department.

INFORMATION ABOUT COMPETITORS

To compete in the marketplace, it is necessary and legal to gather competitive information fairly. But some forms of information-gathering are wrong and can violate the law - in the U.S., one such law is the Economic Espionage Act.

Connetics is committed to avoiding the appearance of improper information-gathering, so it is important to know what you can and cannot do, and what you must be careful about.

                                    Q: I have just been hired from another
                                    company. I have a box of materials from my former employer that would be very helpful in developing marketing plans for Connetics. May I bring this with me?

                                    A: No, you should not bring materials that may contain confidential information to Connetics from a prior job. Just as it would be wrong for someone to take our confidential information, we should not use the confidential information of others.

LEGITIMATE SOURCES OF COMPETITIVE INFORMATION INCLUDE:

         -        Newspapers and press accounts.

         - Other public information, such as annual reports or published sales materials.

         - Talking with customers - but not to obtain confidential information.

         - Trade shows (but not information from competitors - see "Antitrust Laws" on page 21).

         -        Information publicly available on the Internet.

         -        Industry surveys by reputable consultants.

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

NEVER USE THE FOLLOWING:

         - A competitor's confidential or proprietary information or something similar belonging to someone else - consult the Legal Department if you have such information. Even if confidential or proprietary information just shows up on your desk, get legal advice.

         - Confidential or proprietary information in any form possessed by new hires from prior employers.

         -        Information on a competitor that someone offers to sell.

[I LOGO] If you have a question about whether it is appropriate to accept or have certain competitive information, contact the Legal Department.

TRADE RESTRICTIONS, EXPORT CONTROLS AND BOYCOTT LAWS

TRADE RESTRICTIONS AND EXPORT CONTROLS. The United States government uses economic sanctions and trade embargoes to further various foreign policy and national security objectives. Employees must abide by all economic sanctions or trade embargoes that the United States has adopted, whether they apply to foreign countries, political organizations or particular foreign individuals and entities.

The reach of these laws varies. They can restrict the activities of citizens or residents (including companies), with regard to certain countries, or the Governments, financial institutions, firms or individuals residence in or identified with those countries.

These restrictions also impose licensing requirements for export of certain products or technology. An "export" is not only the transfer of a physical commodity - it can include the transfer of services or technology (such as technical data or other information) to a national of another country by:

         -        Email;

         -        Face-to-face discussions, either in the U.S. or abroad;

         -        Visits to any company facility.

[I LOGO] In all international dealings, be sure you know and comply with all export controls and trade restrictions. Inquires regarding whether a transaction on behalf of the Company complies with applicable sanctions and trade embargo programs should be referred to the Compliance Officer or the Legal Department.

U.S. ANTI-BOYCOTT ACT. Under U.S. law, Connetics is required to report to the U.S. Government, and not to cooperate with, any request concerning boycotts or related restrictive trade practices. Employees may not take any action, furnish any information, or make any declaration that could be viewed as participation in an illegal foreign boycott. These laws were originally designed to respond to the boycott of Israel by certain Middle Eastern countries, but they apply to any boycott of countries friendly to the U.S., such as, for example, the Pakistani boycott of India. There are severe penalties for violation of these laws.

You should immediately notify the Legal Department if you receive boycott-related requests for information, whether oral or written. This includes requests that are part of an actual order, as well as those that do not concern a specific transaction.

[I LOGO] If you need further information on trade restrictions and export controls, contact the Legal Department.

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

CUSTOMS

As a general rule, importation of Connetics' products or any other goods is subject to various customs and fiscal laws and regulations. In particular, physical importation of products into a country must usually comply with either
(1) regulations that specify the import duties, value added tax, excise tax and the like, that may be payable in relation to our products, or (2) tax bonding or other similar regulations that govern "tax or duty free" shipments.

You must be sure that all imports comply with these requirements and that any information provided to customs and tax officials is accurate and truthful.

[I LOGO] If you need further information, contact the Legal Department.

THE GOVERNMENT AS OUR CUSTOMER

Each year, Connetics does business with the U.S. Government. While integrity is the foundation for all dealings with customers, special rules apply when the Government is our customer - rules that are in some cases very different from those that apply in dealing with a commercial customer. Violations can result in criminal and civil penalties.

Those involved in providing service under a Government contract need to know these rules.

Basic rules include:

         - Never offer or provide gifts, gratuities or entertainment without prior written approval of the Compliance Officer and the Legal Department.

         - Know and follow anti-kickback rules, including restrictions on gifts by those seeking business from the Government and from Government contractors.

         - Understand "most favored customer" pricing and verify compliance.

         - Conform strictly to the contract's quality, quantity and testing requirements.

         - Billings must always be accurate, complete, and in full compliance with all rules and regulations, including time and cost allocations.

         - Be truthful, accurate, and complete in all representations and certifications.

         -        Know your customer's rules and regulations.

         - Don't initiate any employment discussions with any current or former Government employee until first consulting with the Legal Department.

[I LOGO] If you have questions about proper business relationships with the Government, contact the Legal Department.

INTERNATIONAL BRIBERY AND CORRUPTION

The laws of the U.S., as well as important extra-territorial laws, such as the U.S. Foreign Corrupt Practices Act, prohibit bribes to foreign Governments and other officials (such as political candidates, political parties and their officials, employees of Government-owned businesses, United Nations officials, etc.) A violation is a serious criminal offense for both companies and individuals, which can result in fines, loss of export privileges and imprisonment for individuals.

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

BRIBERY AND CORRUPTION LAWS:

Forbid

         - Offering or giving anything of value to a foreign official for the purpose of obtaining or retaining business, or for any improper purpose. This includes payments to reduce taxes or customers duties.

         - Making improper payments through third parties - so companies must be diligent in selecting agents and partners. Additional care is needed if the prospective agent is - or is in association with - a Government official.

Require that companies keep accurate books and records so that payments are honestly described and not used for unlawful purposes.

Connetics requires more of employees - bribes are prohibited to anyone, anywhere in the world, for any reason. Remember that it is your responsibility to avoid these prohibited actions.

Never:

         - Make an unauthorized payment, or authorize an improper payment or gift (cash or otherwise) - directly or through an agent - to a government official.

         -        Induce a foreign official to do something illegal.

         - Ignore or fail to report any indication of improper payments, gifts or entertainment.

         -        Establish an unrecorded fund for any purpose.

         -        Make a false or misleading entry in company books.

         - Do anything to induce someone else to violate these rules, or look the other way when there might be a violation.

FACILITATING PAYMENTS: U.S. law permits certain "facilitating payments" to foreign Government employees. We discourage these payments, and a payment may be made only in these limited circumstances:

         -        You obtain approval from the Legal Department.

         -        It is legal in the country in question.

         - It is necessary to obtain or expedite the performance of routine, non-discretionary, legitimate, customary duties, such as mail delivery, scheduling inspections or customs clearance.

         -        It is requested by the Government employee.

         - The payment is small (below $250 on an annual basis) and is fully and accurately recorded on the company books.

         - It does not involve a decision to award business to, or to continue doing business with the company.

In some countries, all such payments are considered illegal and therefore should never be made. PAYMENTS MAY NEVER BE MADE TO ANY U.S. GOVERNMENT EMPLOYEE.

CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY AND COPYRIGHT

Just as we protect our own confidential information (see "Proprietary Information" on pp. 9-10), we respect the proprietary and confidential information of others. This includes written materials, software, music and other "intellectual property."

Any proposed name of a new product, financial instrument or service intended to be sold or rendered to customers must be submitted to the Legal Department for clearance prior to its adoption and use. Similarly, using the trademark or service mark of another company, even one with whom our Company

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

has a business relationship, always requires clearance or approval by our Legal Department, to ensure that the use of that other company's mark is proper.

Employees must avoid the unauthorized use of copyrighted materials of others and should confer with the Legal Department if they have any questions regarding the permissibility of photocopying, excerpting, electronically copying or otherwise using copyrighted materials. In addition, simply because material is available for copying, such as matter downloaded from the Internet, does not mean that it is automatically permissible to copy or re-circulate (by, for example, email or posting to an intranet facility). All copies of work that is authorized to be made available for ultimate distribution to the public, including all machine readable works such as computer software, must bear the prescribed form of copyright notice.

Basic rules to follow:

         - Do not bring to Connetics or use, any confidential information, including computer records, from prior employers.

         -        Do not load any unlicensed software on any Connetics computer.

         - Do not accept or use anyone else's confidential information except under an agreement approved by the Legal Department.

         - Do not use or copy documents and materials that are copyrighted (including computer software, portions of audio, video and off-the-Internet or off-the-air recordings) without specific permission from the copyright owner. Consult the Legal Department on whether "fair use" rules or existing licenses may allow it.

[I LOGO] If you have questions about intellectual property or copyright rules, contact the Legal Department.

UNFAIR BUSINESS PRACTICES

Connetics competes vigorously for business, but some conduct in the name of competition is not consistent with the law or our commitment to integrity.

NEVER COMPETE BY ENGAGING IN UNFAIR PRACTICES SUCH AS:

         - Disparaging or making false statements about competitors or their services

         -        Stealing or misusing competitors' trade secrets.

         -        Cutting off a competitor's sources of supply.

         -        Inducing customers to break contracts with competitors.

         - Requiring someone to buy from your company before we will buy from them.

         - Paying bribes to help Connetics' business or to hurt a competitor.

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

                                    Q: I just received my primary competitor's business plans for the coming year in an unmarked envelope, but with a postmark that indicates that it was mailed from the competitor's headquarters city. Although this is obviously a confidential internal document, I didn't do anything to get it, so can I keep it?

                                    A: No. This document contains trade secrets that were sent to us by someone with access who violated his or her obligation of confidentiality. At worst, sending it is a violation of law, and at best it creates a situation where we cannot explain how we obtained it. Do not use or make copies of such documents. Consult with the Legal Department on the proper way to dispose of this document.

                     DEALING WITH HEALTHCARE PROFESSIONALS

OUR GOAL

Connetics must consistently strive to treat its customers with integrity, which includes compliance with all laws designed to ensure that healthcare professionals are not unduly influenced to prescribe our products.

INTERACTIONS WITH HEALTHCARE PROFESSIONALS

U.S. law imposes additional restrictions on pharmaceutical companies in dealing with their customers, healthcare professionals (doctors, nurses, physicians' assistants, etc.). The intent of the laws is threefold:

         - To make it unlawful for a pharmaceutical manufacturer to provide financial inducements through direct or indirect means that result in changes to prescribing behavior resulting in federal reimbursement.

         - To ensure that pharmaceutical manufacturers provide ethical, clinically accurate and balanced information to healthcare providers.

         - To ensure that interactions between pharmaceutical manufacturers and healthcare providers avoid inappropriate prescribing that would be injurious to patients.

Connetics endorses and supports the appropriate use of entertainment with our customers within company guidelines and legal obligations. We expect that our employees will ensure that appropriate value is obtained from the customer in the course of business meetings. When interacting with our customers, employees should convey product information or other information relevant to the customer's medical practice, and when interacting with our advisors, employees should obtain relevant information useful to the company's business activities. In summary, promotional and entertainment expenditures are encouraged when they are consistent with company guidelines, appropriate to the information conveyed or obtained, or relevant and useful to the customer's practice.

WE HAVE ADOPTED SPECIFIC CUSTOMER RELATIONS POLICIES FOR OUR SALES FORCE. ANY EMPLOYEE WHO HAS DIRECT CONTACT WITH A HEALTHCARE PROFESSIONAL ON BEHALF OF CONNETICS SHOULD BE FAMILIAR WITH THOSE POLICIES AND ABIDE BY THEM AT ALL TIMES.

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

[I LOGO] If you have any questions about our policies relating to interactions with doctors or other healthcare professionals, please contact the Chief Commercial Officer or the Legal Department for guidance.

                             DEALING WITH CONSUMERS

OUR GOAL

To be successful, Connetics must consistently strive to treat consumers fairly and honestly. Product quality, responsible marketing practices, understanding our customer's needs, and paying attention to issues relating to consumer privacy are critical parts of what Connetics is expected to do.

PRODUCT QUALITY

Maintaining the high quality of products is critical to Connetics' success - because it is what customers and consumers expect from us. So that we consistently meet their expectations, and meet or exceed all Government safety and company quality standards for products produced, our employees must act in accordance with these company quality and safety commitments.

Connetics Will Consistently Work To:

         - Follow all Government requirements and all company standards on product quality.

         - Strictly adhere to company production and quality control procedures.

         - Strictly follow all procedures for the storing, handling and shipping of products.

         - Ensure that any new product has satisfied all applicable standards for quality before being offered to the public.

         - Ensure that data integrity is maintained and that all regulatory agency filings contain only truthful and accurate information and data.

         - Ensure that monitoring systems are in place to detect potential product defects and violations of laws and company policies.

[I LOGO] Every day, Connetics' reputation for quality is in the hands of employees. If you learn of a product quality issue or problem, report it immediately to your supervisor, the management of your department, the Quality Assurance Department, or the Reporting Hotline.

                                    Q: My supervisor has told us to skip a
                                    quality control procedure. I think this
                                    violates company policy, but he is the
                                    supervisor. Should I just follow others and ignore this?

                                    A: No. If you think that the supervisor is breaking the rules and you do not feel comfortable talking with your supervisor directly, contact your supervisor's supervisor, the Quality Assurance Department, or call the Reporting Hotline.

ADVERTISING AND PROMOTION OF PRODUCTS

The reputation of Connetics is a critically important asset. To maintain the ongoing trust of consumers, marketing, advertising and sales activities must describe products fairly, honestly and legally. Before we make a claim about a product, we must be able to substantiate it.

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

We have procedures in place to comply with applicable advertising standards. All advertising and promotions must be approved by management and are subject to monitoring by them for compliance.

[I LOGO] Employees involved in advertising or marketing must know and follow the applicable policies. Make sure you check with the Legal Department if you need guidance on advertising policies.

PRIVACY OF CUSTOMER OR CONSUMER INFORMATION

Connetics has a responsibility to protect the privacy of information that customers or consumers entrust to us. Employees who do not have a business reason to access this information should never seek to do so, and those who do have legitimate access should take steps to protect against the unauthorized release or use of private customer information. Outside parties who are given access to this information are also responsible for protecting it, and they should be monitored for their compliance.

Customer and consumer privacy is an important area where rules are still developing. Connetics is committed to monitoring evolving privacy standards and may, from time to time, develop additional policies in light of them.

                            OUR COMMUNITY AND SOCIETY

OUR GOAL

Connetics strives to respect society's values and honor our commitment to address society's expectations of us as a global citizen.

ENVIRONMENTAL COMPLIANCE

Connetics expects full and complete compliance with all applicable environmental laws and regulations wherever we do business. Accordingly, every Connetics employee is required to:

         - Conduct business in accordance with all applicable environmental laws, regulations, requirements, and corporate commitments.

         - Follow specified procedures, notify management of potential environmental concerns, and share ideas for continuous performance improvement.

[I LOGO] If you have questions or concerns relating to our environmental compliance requirements or activities, contact the Legal Department.

POLITICAL ACTIVITY

U.S. law sets strict limits on contributions by corporations to political parties and candidates, and violators are subject to very serious penalties, including imprisonment.

         CORPORATE POLITICAL ACTIVITY. Employees may not make any direct or indirect political contribution or expenditure ON BEHALF OF CONNETICS unless authorized by management and Connetics' Legal Department in writing. This includes contributions to candidates, officeholders and parties. Lobbying activities and contributions can include such things as:

         -        Buying tickets for a political fund-raising event.

         - Providing meals, goods, services, travel, accommodations or tickets for sporting and entertainment events.

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

         - Lending personnel during working hours for fund-raiding activities.

         -        Paying for advertisements and other campaign expenses.

         PERSONAL POLITICAL ACTIVITY. Connetics encourages political activity by employees in support of candidates or parties of their choice. Should you engage in the political process, you must do so on your own time with your own resources. Do not use company time, property or equipment for personal political activities without authorization from the Compliance Officer or the Legal Department.

GOVERNMENT INQUIRIES OR INVESTIGATIONS

Connetics' business activities are regulated and this means that from time to time our personnel may come into contact with Government officials responsible for enforcing the law. DEALING HONESTLY WITH GOVERNMENT OFFICIALS IS REQUIRED.

If circumstances arise involving contact with Government officials with respect to your duties, any information provided must be completely honest and truthful.

At the same time, care must be taken in dealing with any representatives of Government agencies so that all appropriate steps are taken. Accordingly, you should always contact the Legal Department immediately upon receiving a request for information from a Government agency (or the Regulatory Department, if the request is from the Food and Drug Administration). Also, be sure that records relevant to the Government inquiry are preserved.

DISCLOSURE OF SPONSORSHIP/ATTRIBUTION

When individuals or organizations publish (or otherwise make public) the results of work that has been funded, directly or indirectly, by us relating to the health implications of our products, there should be disclosure of the company's financial support. This company-wide policy of disclosure also applies when third parties act on our behalf and at our expense in presenting data or views in order to influence other policy issues of immediate interest to Connetics. The precise manner or format of attribution will often depend on the specific context (e.g., an article, a seminar, a conference, etc.). However, when such activity is undertaken by an industry trade association or other group, Connetics may not require specific attribution if the activity is appropriately attributed to the trade association and the company's membership in the organization is publicly disclosed.

[I LOGO] If you have any questions, please contact the Legal Department.

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

                            EMPLOYEE ACKNOWLEDGEMENT

As this Code of Conduct makes clear, adherence to the law and highest standards of integrity is critical for Connetics - our very success depends on it.

Compliance does not just happen, however. It requires a commitment by every one of us. That is why Connetics will periodically ask those who receive this Code to take a training course based on the Code.

We also ask you to confirm your INDIVIDUAL COMMITMENT to act responsibly on behalf of Connetics by:

         -        Adhering to the standards of conduct contained in the Code.

         - Participating in additional training courses on compliance and integrity topics relevant to your job.

         - Seeking guidance if you are ever in doubt as to the proper course of conduct.

         - Using one of the options that has been made available to report any action that appears inconsistent with these standards.

                                      * * *

Please indicate that you have received, read and will abide by this Code of Conduct by signing your name and dating the attached acknowledgment and returning it promptly to the Compliance Officer.

       I CERTIFY THAT I HAVE RECEIVED, THAT I WILL ABIDE BY THE CONNETICS
                          CORPORATION CODE OF CONDUCT.

                         ______________________________
                                   (SIGNATURE)

                         ______________________________
                                (PRINT YOUR NAME)

                        DATE: ___________________________

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

COMPLIANCE COMMITTEE

The Corporate Compliance Committee establishes corporate policy and practices in the area of business ethics. The committee consists of the following officers of the company or their designees:

Dave Dimmick, VP Quality (Chair)
Katrina Church, EVP Legal (Compliance Officer)
Matt Foehr, SVP Tech Ops
Nandan Oza, VP Manufacturing
Mike Miller, SVP Marketing & Sales
Ken Ikeda, Dir. Sales Ops
Rebecca Sunshine, SVP Human Resources
Chuck Democko, VP Regulatory
Michael Nazak, Controller

CONTACT NUMBERS

Please refer to the following list of contact resources listed throughout this Code.

         RESOURCE                    CONTACT NAME             CONTACT NUMBER
--------------------------          ---------------           --------------
Compliance Officer                  Katrina Church              650-843-2843
Reporting Hotline                                             1-877-841-3303
Human Resources Department          Vickie Crawford             650-739-2929
Finance Department                  Mike Nazak                  650-843-2877
Legal Department                    Katrina Church              650-843-2843
Regulatory Department               Chuck Democko               650-739-2930
Quality Affairs Department          David Dimmick               650-843-2865
MIS Department                      Sam Zhou                    650-843-2833

REPORTING HOTLINE

You may report anonymously using the internet, telephone, or regular mail.

         Internet:
                  http://www.connetics.com/hotline

         Telephone: 1-877-841-3303

         Mail:
               CONNETICS CORPORATION
               C/O MESSAGEPEOPLE-1006
               PO BOX 1164
               NEWARK, CA 94560

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